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                                                                EXHIBIT 10.3

                                ROYALTY AGREEMENT



         This ROYALTY AGREEMENT (the "AGREEMENT") is entered into as of this ____ day of March, 1995, subject to satisfaction of the condition set forth in
Section 6.9 hereof, by and between GIUSSEPPE CONSARINO, an individual ("CONSARINO"), and ROLLERBALL INTERNATIONAL INC., a corporation organized under the laws of the State of Delaware ("ROLLERBALL").


                                    RECITALS

         A. Rollerball is engaged in the business of developing, manufacturing and distributing inline skates and accessories principally in the United States of America.

         B. Consarino has performed services to Rollerball to the development and introduction of Rollerball skate products to the market.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing premises, and on the basis of the representations, warranties, covenants and agreements set forth below, Consarino and Rollerball agree as follows:

         1. COMPENSATION FOR SERVICES

         1.1 As the total compensation due to Consarino for services performed by Consarino for Rollerball, Rollerball shall pay to Consarino a royalty (the "Royalty") which is equal to one percent (1%) of worldwide Net Sales, with the exception of letter of credit sales, of the Rollerball skate products which are listed on Schedule A to this Agreement (the "Rollerball Skate Products"). For purposes of this Agreement, "Net Sales" shall mean gross sales minus all returns, trade discounts and allowances. On Net Sales generated by letter of credit sales, Consarino shall be paid a Royalty of .6% of worldwide Net Sales of the Rollerball Skate Products. Notwithstanding the foregoing, the total amount of the Royalty paid by Rollerball to Consarino on all types of sales in any given fiscal year shall not exceed $350,000. The Royalty shall be paid in perpetuity, unless adjusted pursuant to Section 1.3 below.

         1.2 Consarino shall not be paid a royalty in connection with any products, other than the Rollerball Skate Products as listed on Schedule A, developed, manufactured or distributed by Rollerball.

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         1.3 In the event that Rollerball shall file a Registration Statement with the Securities and Exchange Commission for purposes of registering the common stock of Rollerball under the Securities Act of 1933, as amended, the amount of the Royalty described in Section Agreement shall not apply. All royalties due to Consarino in connection with the manufacture C, and distribution of the Rollerball Skate Products shall be reduced proportionately with all other Rollerball royalty recipients if deemed necessary, in the good faith determination of Rollerball and its advisors, to facilitate an initial public offering of Rollerball's common stock, and such reductions, if any, will be negotiated by the parties in good faith.

         1.4 The Royalty shall be paid in U.S. currency once every six (6) months, not later than forty (40) days following the last day of Rollerball's second and fourth fiscal quarters, with the first such payment to be made on or before August 8, 1995.

         1.5 Consarino shall be responsible for payment of any and all state and federal taxes owed on a Royalty payment from Rollerball. The parties acknowledge and agree that any compensation paid by Rollerball to Consarino shall be reported to the Internal Revenue Service and appropriate state taxing authorities by Rollerball in accordance with U.S. tax laws and regulations.

         2.       REPRESENTATIONS AND WARRANTIES

                  Rollerball hereby represents and warrants to Consarino that:

         2.1 Rollerball is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

         2.2 Rollerball has taken all requisite corporate action to authorize and approve the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes a legal, valid and binding agreement of Rollerball, except as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by the scope of equitable remedies which may be available.

         2.3 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate the Articles of Incorporation or the bylaws of Rollerball or any agreement, contract or other instrument to which Rollerball is a party, or any statute, rule, regulation, order, judgement, award or decree.


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         2.4 There is no litigation, proceeding or investigation pending or, to the knowledge of Rollerball, threatened against Rollerball affecting any of its assets or properties that could result, either in any case or in the aggregate, in any material adverse change in the assets, properties or business of Rollerball, or that could impair the validity of this Agreement or any action to be taken pursuant to this Agreement.

         3. AUDIT RIGHTS

         3.1 Upon ten (10) days written notice by Consarino to Rollerball, Consarino shall be given the right to audit Rollerball's accounting books and financial records as they pertain to payment of the Royalty, together with appropriate backup documentation related to the production and manufacture of the Rollerball Skate Products.

         3.2 In the event that Consarino's audit as provided for by Section 3.1 above demonstrates, in the good faith judgment of Rollerball and its advisors, that Consarino is owed an additional Royalty payment, upon written notice of the deficiency by Consarino to Rollerball, Rollerball shall have forty-five (45) days to pay the balance owing to Consarino without penalty.

         3.3 In the event that an audit conducted by Consarino pursuant to
Section 3.1 above results in a good faith dispute between Rollerball and Consarino as to whether Consarino is owed an additional Royalty payment, the parties hereto agree to abide by the results of a second audit to be conducted by an independent auditor to be mutually agreed upon by Rollerball and Consarino (the "Independent Audit"). Prior to the commencement of an Independent Audit, Consarino will provide a written notice (the "Audit Notice") to Rollerball which will request that the Independent Audit be conducted and will state the amount of additional Royalty payment. which is alleged by Consarino to be owed by Rollerball. In the event that the Independent Audit demonstrates that Consarino is not owed an additional Royalty payment, Consarino will pay the costs and professional fees associated with the Independent Audit. In the event that the Independent Audit demonstrates that Consarino is owed an additional Royalty payment, in addition to Consarino's other remedies provided by California law and by this Agreement, Rollerball shall pay Consarino the additional Royalty payment and interest at the rate of ten percent (10%) per annum on the principal balance due and owing from the date for payment of the Royalty set forth in
Section 1.4 to the date that the Royalty is paid in full. In the event that the Independent Audit demonstrates that Consarino is owed an additional Royalty payment, the costs of the Independent Audit shall be borne by the parties in proportion to the amount determined by the Independent Audit to be owed by Rollerball as compared to the amount of additional Royalty payment demanded by Consarino in the

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Audit Notice. For example only, if the Audit Notice states that an additional
Royalty payment of $50,000 is owed by Rollerball and the Independent Audit determines that, in fact, Consarino is owed $25,000, and the Independent Audit costs $20,000 to conduct, the parties will each pay $10,000 of Independent Audit expense. If the parties are required by the firm conducting the Independent Audit to pay an advance retainer or fee, the parties will share that obligation equally, and an adjustment and/or reimbursement will be made at the conclusion of the independent Audit to reflect the proportional obligation of the parties as determined above.

         3.4 Any audit of Rollerball's accounting books and financial records conducted in connection with the payment of the Royalty shall occur at Rollerball's corporate headquarters in Los Angeles, California.

         3.5 Except as otherwise provided by this Agr~eni~nt, Consarino shall be solely responsible for paying the cost of any audit conducted by Consarino pursuant to Section 3.1, except that Rollerball shall produce relevant accounting records at its own cost.

         4. ARBITRATION

         4.1 In the event of a default in the terms and provisions of this Agreement, the parties hereto agree that they shall submit their dispute to arbitration pursuant to the rules of the American Arbitration Association. Furthermore, during the arbitration process, Consarino shall have the right to conduct discovery, including but not limited to obtaining copies of all pertinent accounting documents and deposing any and all witnesses regarding relevant accounting issues.

         5. ATTORNEYS' FEES

         In the event any party takes legal action to enforce any of the terms of this Agreement, the unsuccessful party to such action shall pay the successful party's expenses, including attorneys' fees, incurred in such action.

         6. MISCELLANEOUS PROVISIONS

         6.1 Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

         6.2 Successors and Assigns. All of the terms, provisions and obligations of this Agreement shall inure to the benefit of

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and shall be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. Notwithstanding the foregoing, neither this Agreement nor any rights hereunder shall be assigned, pledged, hypothecated or otherwise transferred by Consarino without the prior written consent of Rollerball in each instance.

         6.3 Governing Law. The validity, construction and interpretation of this Agreement shall be governed in all respects by the laws of the State of California.

         6.4 Consent to Jurisdiction. Each party hereto, to the fullest extent it may effectively do so under applicable law irrevocably (i) submits to the exclusive jurisdiction of any court of the State of California or the United States of America sitting in the City of Los Angeles over any suit, action, or proceeding arising out of or relating to this Agreement, (ii) waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the establishment of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum,
(iii) agrees that a judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in the courts of the United States of America or the State of California (or any other courts to the jurisdiction of which such party is or may be subject) by a suit upon such judgment and (iv) consents to process being served in any such suit, action or proceeding by mailing a copy thereof by registered or certified air mail, postage prepaid, return receipt requested, to the address of such party specified in or designated pursuant to Section 6.7. Each party agrees that such service (i) shall be deemed in every respect effective service of process upon such party in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such party.

         6.5 Headings. Section and subsection headings are not to be considered part of this Agreement and are included solely for convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

         6.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, relating to the subject matter of this Agreement. No supplement, modification, waiver or termination of this Agreement

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shall be valid unless executed by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         6.7 Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if personally delivered, when so delivered, (ii) if mailed, one (1) week after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address set forth below or (iii) if given by telex or telecopier, when such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received: 5

         If to Rollerball:

         Rollerball International Inc.
         9255 Doheny Road, Suite 2705
         Los Angeles, California 90069
         Attention: Jack Forcelledo, President
         Telecopier Number: (310) 275-3081

         With a copy to:

         Manatt, Phelps & Phillips
         11355 West Olympic Boulevard
         Los Angeles, California 90064
         Attention: Paul H. Irving, Esq.
         Telex Number: 215653 MPRT UR
         Telecopier Number: (213) 312-4224

         If to Consarino:

         Giusseppe Consarino
         11828 Gorham Avenue
         Apartment 6
         Los Angeles, California 90049

         With a copy to:

         Cohen & Cohen
         9454 Wilshire Boulevard, Suite 605
         Beverly Hills, California 90212
         Attention: Barry E. Cohen, Esq.

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         Telecopier Number: (310) 247-8710

Either party may change the address to which such notices are to be addressed by giving the other party notice in the manner herein set forth.

         6.8 Third Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any person other than Rollerball or Consarino any rights or remedies under or by reason of this Agreement.

         6.9 Execution and Delivery of Restatement of Assignment of Rights and Royalty Agreement. This Agreement shall become binding upon and enforceable by the parties hereto only upon the full execution and delivery by all named parties thereto) of the Restatement of Assignment of Rights and Royalty Agreement, dated as of the date of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first set forth above.

                                                  ______________________________
                                                  GIUSSEPPE CONSARINO


                                                  ______________________________
                                                  ROLLERBALL INTERNATIONAL INC.


                                                  By: __________________________
                                                      Jack Forcelledo,
                                                      President

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                                   SCHEDULE A

                            ROLLERBALL SKATE PRODUCTS

1. All products currently manufactured by Rollerball using the Roll Ball Technology and all products to be developed and manufactured by Rollerball using the Roll Ball Technology.

2. Accessory equipment including replacement balls knee pads, elbow pads and helmets which bear the Rollerball trademark; provided, however, that this category 2 shall not include clothing.

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